Exhibit 10.1
2016 Stock Incentive Plan
of AdvanSix Inc. and its Affiliates, as Amended and Restated
Form of Restricted Stock Unit Agreement
RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) as of [AWARD DATE] (the “Award Date”) between AdvanSix Inc. (the “Company”) and the employee of the Company (the “Employee”) designated as receiving a grant of Restricted Stock Units by the Company.
1.Grant of Award. The Company has granted you Restricted Stock Units, subject to the provisions of this Agreement and the 2016 Stock Incentive Plan of AdvanSix Inc. and its Affiliates, as Amended and Restated (the “Plan”). The Company will hold the Restricted Stock Units and Additional Restricted Stock Units (as defined in Section 2) in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.
Please refer to the “Summary of Award” that can be found on the Bank of America Merrill Lynch website at www.benefits.ml.com. Your Summary of Award, which sets forth the number of Restricted Stock Units granted to you by the Company pursuant to this Agreement and the Award Date (along with other information about this Award), is hereby incorporated by reference into, and shall be read as part of, this Agreement. The Company reserves the right to change or correct any information contained on the Bank of America Merrill Lynch website (including the Summary of Award) to reflect the terms of the grant actually made by the Company on the Award Date.
2.Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, you will earn Dividend Equivalents in an amount equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each unvested Restricted Stock Unit or Additional Restricted Stock Unit (as defined below) credited to your bookkeeping account on a dividend record date. In the case of cash dividends, the Company shall credit to your bookkeeping account, on each dividend payment date, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to (a) divided by (b), where (a) equals the total number of unvested Restricted Stock Units and Additional Restricted Stock Units, if any, subject to this Agreement on such date multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, and (b) equals the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to you, on each dividend payment date, Additional Restricted Stock Units equal to the total number of unvested Restricted Stock Units and Additional Restricted Stock Units subject to this Agreement on such date multiplied by the Share dividend paid per Share of Common Stock on such date. Additional Restricted Stock Units are subject to the same restrictions, including but not limited to vesting, transferability and payment restrictions, that apply to the Restricted Stock Units to which they relate.
3.Payment Amount. Restricted Stock Units and Additional Restricted Stock Units each represent one (1) Share of Common Stock.
4.Vesting. Except in the event of your Termination of Service due to death, or the incurrence of a Disability, Retirement (a defined in the Plan) or as otherwise provided in

Section 8 of this Agreement relating to a Change in Control, the Restricted Stock Units and Additional Restricted Stock Units will vest in full on [_______] (the “Vesting Date”), based on your continued employment with the Company through the Vesting Date.
5.Form and Timing of Payment. Except as otherwise determined by the Committee in its sole discretion or as provided in Section 8(a), vested Restricted Stock Units and Additional Restricted Stock Units will be redeemed solely for Shares. Payment of vested Restricted Stock Units and Additional Restricted Stock Units will be made as soon as practicable, but no later than 15 days, following the Vesting Date and in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the Vesting Date occurs. As determined by the Company in its sole discretion prior to the Vesting Date, any fractional Shares may be paid in cash or rounded up or down to the nearest whole Share.
6.Termination of Service. Except as otherwise provided in Sections 7(a), 7(b) and 8 of this Agreement, any Restricted Stock Units and Additional Restricted Stock Units that have not vested as of your Termination of Service will immediately be forfeited, and your rights with respect to these Restricted Stock Units and Additional Restricted Stock Units will end.
7.Death, Disability or Retirement.
a.Vesting Upon Death or Disability. If your Termination of Service occurs due to death or due to the incurrence of a Disability before the Vesting Date described in Section 4 of this Agreement, all of your unvested Restricted Stock Units and Additional Restricted Stock Units will vest as of your Termination of Service due to death or Disability, as applicable. If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate, subject to Section 7.14 of the Plan.
b.Vesting Upon Retirement. If your Termination of Service occurs due to Retirement (as defined in the Plan) before the Vesting Date described in Section 4 of this Agreement, then as of the time of your Termination of Service, you will vest in a pro-rated portion of your unvested Restricted Stock Units and Additional Restricted Stock Units, with such proration based upon the portion of the vesting period during which you provided services to the Company prior to your Termination of Service, and the balance of your unvested Restricted Stock Units and Additional Restricted Stock Units will be immediately forfeited.
c.Payment. Except as otherwise determined by the Committee, if your Termination of Service occurs due to death, due to the incurrence of a Disability or due to Retirement, before the Vesting Date, payment for vested Restricted Stock Units and Additional Restricted Stock Units will be made as soon as practicable, but no later than 15 days, following such Termination of Service and in no event later than two and one-half (2-1/2) months following the end of the calendar year in which such Termination of Service occurs.
8.Change in Control. In the event of a Change in Control, the following provisions apply:
a.Cashout of Awards. Unless assumed, substituted or continued in accordance with Section 5.4(a) of the Plan, the Restricted Stock Units and Additional Restricted Stock Units that have not vested or terminated as of the date of the Change in Control shall vest as of immediately prior to the Change in Control. Unless otherwise determined by the Committee, no later than 15 days after the date of the Change in Control, you will receive for the Restricted Stock Units and Additional Restricted Stock Units a single payment in cash equal to the product of the number of outstanding Restricted Stock Units and Additional Restricted Stock Units as of the date of the Change in Control (including any Restricted Stock Units and Additional Restricted Stock Units that vest pursuant to this Section 8) and an amount equal to the highest price per Share paid by the successor company in connection with such Change in Control, as determined by the Committee.
b.Rollover of Awards. If assumed, substituted or continued in accordance with Section 5.4(a) of the Plan, Restricted Stock Units and Additional Restricted Stock Units that have not vested or terminated as of the date of the Change in Control will continue to vest in accordance with the schedule described in Section 4 of this Agreement (or as adjusted if more favorable); provided, however, that if you incur an involuntary Termination of Service not for Cause (as defined in Section 2.6 of the Plan) or a voluntary Termination of Service for Good Reason (as defined in Section 5.4(c) of the Plan) on or before the second anniversary of the date of the Change in Control, Restricted Stock Units and Additional Restricted Stock Units that have not vested or terminated as of your Termination of Service will immediately vest in full and be settled no later than 15 days after the Termination of Service.
9.Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of Shares on Restricted Stock Units or Additional Restricted Stock Units, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer.
10.Transfer of Award. You may not transfer the Restricted Stock Units, Additional Restricted Stock Units or any interest in such Units except by will or the laws of descent and distribution or except as otherwise permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest will be null and void.
11.Requirements for and Forfeiture of Award.
a.General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 11 and in any other agreement that governs your noncompetition with the Company and its Affiliates, your nonsolicitation of employees, customers, suppliers, business partners and vendors of the Company and its Affiliates, and/or your conduct with respect to trade secrets and proprietary and confidential information of the Company and its Affiliates.
b.Remedies.
1.You expressly agree and acknowledge that the forfeiture provisions of subsection 11.b.2. of this Agreement shall apply if, from the Award Date until the date that is twenty-four (24) months after your Termination of Service for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or its Affiliates are engaged if the business is competitive (in the sole judgment of the Committee) with the Company or its Affiliates and the Committee has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to the Company and its Affiliates or their businesses, products, strategies, prospects, condition, or reputation or that of their directors, employees, officers or members, or (iii) write or contribute to a book, article or other media publication, whether in written or electronic format, that is in any way descriptive of the Company and its Affiliates or your career with the Company and its Affiliates without first submitting a draft thereof, at least thirty (30) days in advance, to the Company’s Senior Vice President, General Counsel and Corporate Secretary or his or her delegate, whose judgment about whether such book, article or other media publication is disparaging shall be determinative; or such a book, article or other media publication is published after a determination that it is disparaging; provided, however, that nothing herein shall preclude you from reporting (in good faith) possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any applicable law or regulation or the order of a court or other governmental body.
For purposes of this subsection 11.b.1, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.
2.In addition to the relief described in any other agreement that governs your noncompetition with the Company and its Affiliates, your nonsolicitation of the employees, customers, suppliers, business partners and vendors of the Company and its Affiliates, and/or your conduct with respect to the trade secrets and proprietary and confidential information of the Company and its Affiliates, if the Committee determines, in its sole judgment, that you have violated the terms of any such agreement, or you have engaged in an act that violates subsection 11.b.1. of this Agreement, (i) any Restricted Stock Units and Additional Restricted Stock Units that have not vested under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such Units as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company Shares (or the cash equivalent) equal in value to the Restricted Stock Units and Additional Restricted Stock Units you received during the period beginning twelve (12) months prior to your Termination of Service and ending on the date of the Committee’s determination.
3.Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.
12.Restrictions on Payment of Shares. Payment of Shares for your Restricted Stock Units and Additional Restricted Stock Units is subject to the conditions that, to the extent required at the time of settlement, (i) the Shares underlying the Restricted Stock Units and Additional Restricted Stock Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange (or any other securities exchange on which Shares may be listed), and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.
13.Adjustments. Any adjustments to the Restricted Stock Units and Additional Restricted Stock Units will be governed by Section 5.3 of the Plan.
14.Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Stock Units or Additional Restricted Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.
15.Plan Terms Govern. The vesting and redemption of Restricted Stock Units or Additional Restricted Stock Units, the disposition of any Shares received for Restricted Stock Units or Additional Restricted Stock Units, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.
16.Personal Data.
a.By entering into this Agreement, and as a condition of the grant of the Restricted Stock Units, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.
b.You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all restricted units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).
c.You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of restricted units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.
d.You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer Data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).
e.You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.
f.You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.
17.Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:
a.The Company (and not your local employer) is granting your Restricted Stock Units and Additional Restricted Stock Units. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.
b.The Company may administer the Plan from outside your country of residence and United States law will govern all Restricted Stock Units and Additional Restricted Stock Units granted under the Plan.
c.Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.
d.The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the Termination of Service with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.
e.The grant of Restricted Stock Units and Additional Restricted Stock Units hereunder, and any future grant of Restricted Stock Units or Additional Restricted Stock Units under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Restricted Stock Units, the Additional Restricted Stock Units nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.
f.The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.
g.Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.
18.Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Restricted Stock Units and Additional Restricted Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a stockholder of the Company pursuant to the Restricted Stock Units or Additional Restricted Stock Units until Shares are actually delivered to you.
19.Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Stock Units and the Additional Restricted Stock Units.
20.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
21.Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.
22.Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.
23.Successors and Assigns of the Company. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
24.Acknowledgements. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units, and that any prior agreements, commitments or negotiations concerning the Restricted Stock Units are replaced and superseded.

25.Award Acceptance. To retain this Award, you must accept it by electronically signing the Agreement on the Bank of America Merrill Lynch website and, by electronically signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. If you do not wish to accept this Award, you must contact AdvanSix Inc., 300 Kimball Drive, Suite 101, Parsippany, New Jersey 07054 in writing within thirty (30) days of the Award Date, or otherwise this Award shall for all purposes be deemed accepted.